EXHIBIT 10.23

[General Form for Grants to US Executives after January 1, 2021]

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE WISDOMTREE INVESTMENTS, INC.

2016 EQUITY PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), effective as of the Grant Date (as defined below), by and between WisdomTree Investments, Inc., a Delaware corporation (the “Company”), and the employee of WisdomTree Asset Management, Inc. (“WTAM”), a wholly-owned subsidiary of the Company, whose name is set forth on the signature page of this Agreement (the “Employee”). Capitalized terms used and not defined in this Agreement have the respective meanings assigned to them in the Company’s 2016 Equity Plan (the “Plan”).

WHEREAS, the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”) has authorized the grant to the Employee of an award of the number (the “Target Number”) of Performance-Based Restricted Stock Units (“PRSUs”) set forth on Schedule A (“Schedule A”) included on the signature page of this Agreement (the “PRSU Award”), pursuant and subject to the terms and conditions of the Plan and conditioned upon the Employee’s acceptance thereof upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Employee desires to accept the PRSU Award on the terms and conditions set forth in this Agreement and subject to the terms of the Plan.

IT IS AGREED:

1. Grant of PRSUs.

1.1 The Company hereby issues to the Employee, effective as of the grant date set forth on Schedule A (the “Grant Date”), the PRSU Award on the terms and conditions set forth herein and in the Plan. The PRSU Award represents the right to receive, on the Vesting Date (as defined below), the number of shares of authorized but previously unissued common stock, par value $0.01 per share, of the Company (each, a “Share”, and collectively, the “Shares”) set forth in Section 3.2 or Section 3.11, as the case may be.

1.2 Subject to Section 3.11 hereof, the PRSU Award shall be subject to forfeiture if the Employee’s employment by WTAM is terminated for any reason prior to the Vesting Date.

1.3 The Employee shall not have any rights or privileges of a stockholder of the Company with respect to the PRSUs unless and until (a) the PRSUs have vested as provided in this Agreement and (b) the Shares have been settled and issued to the Employee in accordance with the terms of the Plan and this Agreement.

2. Restrictions on Transfer of PRSU Award. The PRSU Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Employee, and any Shares issuable with respect to the PRSU Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (a) the PRSUs have vested as provided in this Agreement and (b) the Shares have been settled and issued to the Employee in accordance with the terms of the Plan and this Agreement.

3. Vesting and Settlement of PRSUs.

3.1 If the Employee remains an employee of WTAM through the Vesting Date, the number of PRSUs determined pursuant to Sections 3.4, 3.5 and 3.6, or the number of PRSUs determined pursuant to Section 3.11, as applicable, shall vest and shall no longer be subject to forfeiture by the Employee. The “Vesting Date” shall be the third (3rd) anniversary of the Grant Date, subject to adjustment as set forth in Section 3.11.

3.2 Except as set forth in Section 3.11, promptly following the Vesting Date (but in no event later than March 15 of the calendar year following the calendar year in which the Vesting Date occurs), the Company shall issue to the Employee the number of Shares equal to the product of (a) the Target Number multiplied by (b) the Payout Ratio. If such product is not a whole number, the Company shall round down to the nearest whole number of Shares.

3.3 In connection with the issuance of Shares pursuant to Section 3.2 or Section 3.11, the Company, in its discretion, shall instruct its transfer agent to issue and deliver to the Employee (or, if applicable, to the legal representative of the estate or legatee of the Employee under the will of the Employee) evidence of book-entry or a certificate for such Shares (which may be through an on-line or electronic system). Upon and following the settlement of the PRSUs in Shares, the Employee shall have all the rights of a stockholder of the Company with respect to such Shares, including the right to vote such Shares, to receive and retain all dividends as the Board may, in its sole discretion, pay on such Shares, and to exercise all of the rights, powers and privileges of a holder of common stock with respect to such Shares.

3.4 Subject to Section 3.6, the “Payout Ratio” shall mean the following:

(a)	if the Relative TSR Percentile (as defined below) is below the twenty-fifth (25th) percentile, the Payout Ratio shall be zero percent (0%);

(b)	the Relative TSR Percentile is equal to the twenty-fifth (25th) percentile, the Payout Ratio shall be fifty percent (50%);

(c)

if the Relative TSR Percentile is greater than the twenty-fifth (25th) percentile but less than or equal to the fiftieth (50th) percentile, the Payout Ratio shall be the sum of (i) fifty percent (50%) plus (ii) the product of (x) two percent (2%) multiplied by (y) the percentile amount by which the Relative TSR Percentile exceeds the twenty-fifth (25th) percentile;

(d)

if the Relative TSR Percentile is greater than the fiftieth (50th) percentile but less than the eighty-fifth (85th) percentile, the Payout Ratio shall be the sum of (i) one hundred percent (100%) plus (ii) the product of (x) two point eight six percent (2.86%) multiplied by (y) the percentile amount by which the Relative TSR Percentile exceeds the fiftieth (50th) percentile; and

(e)

if the Relative TSR Percentile is equal to the eighty-fifth (85th) percentile, the Payout Ratio shall be two hundred percent (200%). In no event shall the Company issue more than a number of Shares equal to 200% of the Target Number.

The table below illustrates what the Payout Ratio would be for various Relative TSR Percentiles:

Relative TSR Percentile	Payout Ratio	Relative TSR Percentile	Payout Ratio
Below 25th	0%	60th	128.6%
25th	50%	70th	157.2%
30th	60%	80th	185.8%
35th	70%	85th and above	200%
40th	80%
50th	100%

3.5 “Relative TSR Percentile” shall be determined as follows:

(a)

the total shareholder return (“TSR”) of each member of the Peer Group (as defined below) shall be the percentage by which the following quotient exceeds (or is less than) one hundred percent (100%): the quotient obtained by dividing (i) the average per-share value of the publicly traded common stock of the Peer Group member for the ninety (90) calendar day period ending on the Vesting Date, as adjusted to account for (x) the deemed reinvestment of any dividends declared on such stock, and (y) any merger, reorganization, consolidation, dividend (other than cash dividend), stock split, reverse stock split, or similar change in corporate structure affecting the number of issued shares of common stock of the Peer Group member (“Adjustments”), in each case between the Grant Date and the Vesting Date, by (ii) the average per-share value of the publicly traded common stock of the Peer Group member for the ninety (90) calendar day period ending on the Grant Date, as adjusted to account for any Adjustments within such ninety (90)-day period, with any such Adjustments set forth herein to be as computed by Bloomberg or another data service widely utilized in the industry;

(b)

the companies in the Peer Group shall be ranked in the order of their respective TSRs, with the company having the highest TSR ranked at the top and being deemed to have Relative TSR Percentile equal to the one hundredth (100th) percentile;

(c)

the Relative TSR Percentile of each company below the top-ranked company shall be the percentile obtained by subtracting, from one hundred (100), the product obtained by multiplying (i) the Rank Increment (as defined below) by (ii) the number of companies in the Peer Group that have a TSR higher than such company; and

(d)	the “Rank Increment” shall mean the quotient obtained by dividing one hundred (100) by the number of companies in the Peer Group as of the Vesting Date.

The “Peer Group” shall be the publicly-traded companies (which shall include the Company) set forth on Appendix 1. Companies may not be added to the Peer Group after the Grant Date. If, after the Grant Date, a company in the Peer Group (x) ceases to be publicly-traded (whether as a result of being acquired or otherwise), it shall be removed from the Peer Group, (y) merges with another company and is the surviving entity, then it will remain in the Peer Group, or (z) either: (1) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (2) is the subject of an involuntary bankruptcy proceeding that is not dismissed within thirty (30) days; (3) is the subject of a stockholder approved plan of liquidation or dissolution; or (4) ceases to conduct substantial business operations, it shall continue to be included in the Peer Group with a deemed TSR of negative one hundred percent (-100%).

3.6 Notwithstanding anything herein to the contrary:

(a)	if the Company’s TSR is negative, the Payout Ratio shall not exceed one hundred percent (100%); and

(b)	if the Fair Market Value of the Shares that vest pursuant to this PRSU Award

(calculated as the number of such vested Shares multiplied by the Fair Market Value of a Share on the Vesting Date) exceeds six (6) times the product of (i) the Fair Market Value of one Share on the Grant Date, multiplied by (ii) the Target Number (such product, the “Grant Date Value Multiple”), then the Payout Ratio shall be reduced such that the number of Shares that vest shall be equal to six (6) times the Grant Date Value Multiple; provided, however, that (x) if the Company’s Relative TSR Percentile is equal to or above the fiftieth (50th) percentile, the Payout Ratio shall not be reduced to below one hundred percent (100%) and (y) no such reduction shall be made in the event of a Change of Control.

3.7 Dividend Equivalents; Stock Splits, Reverse Splits, Recapitalizations, Etc.

3.7.1 If the Company declares a cash dividend (each, a “Dividend”) on its Shares at any time on or after the Grant Date and on or prior to the Vesting Date, the Target Number shall be adjusted as follows: as of the ex-dividend date of the Dividend, the Target Number immediately preceding such date shall be multiplied by the sum of (a) one (1) plus (b) the quotient obtained by dividing (i) the Dividend per Share by (ii) the Fair Market of a Share as of the ex-dividend date of such Dividend.

3.7.2 In the event of any merger, reorganization, consolidation, dividend (other than cash dividend), stock split, reverse stock split, or similar change in corporate structure affecting the number of issued Shares, the Company shall proportionally adjust the Target Number in order to prevent the dilution or enlargement of the Employee’s proportionate interest in the Company and the Employee’s rights hereunder.

3.8 Subject to the provisions of Section 3.11, if, at any time prior to the vesting of the PRSUs in accordance with this Agreement, the Employee’s employment is terminated for any reason, then the PRSUs that have not then vested shall automatically and without notice terminate and be forfeited and neither the Employee, nor any of the Employee’s successors, assigns or personal representatives will thereafter have any rights or interests with respect to such PRSUs or any Shares underlying the PRSUs, and the Company shall not have any further obligations to the Employee under this Agreement.

3.9 “Employment”. The Employee shall be considered to be employed by WTAM for purposes hereof if the Employee is a full-time employee of WTAM (or of the Company or any Subsidiary of the Company) or, if the Committee (or the Board in the absence of a decision by the Committee or in over-riding the decision of the Committee) determines in its sole and absolute discretion, the Employee is rendering substantial services to the Company (or any Subsidiary of the Company, including WTAM) as a part-time employee, consultant or contractor of the Company (or of any Subsidiary of the Company, including WTAM). The Committee (or the Board in the absence of a decision by the Committee or in over-riding the decision of the Committee) shall have the sole and absolute discretion to determine whether the Employee has ceased to be employed by WTAM (or the Company or any Subsidiary of the Company) and the effective date on which such employment terminated.

3.10 No Right to Employment. Nothing in the Plan or in this Agreement shall confer on the Employee any right to continue in the employ of, or other relationship with, WTAM or the Company (or with any Subsidiary of the Company) or limit in any way the right of WTAM and the Company (or of any Subsidiary of the Company) to terminate the Employee’s employment or other relationship with WTAM or the Company (or with any Subsidiary of the Company) at any time, with or without cause.

3.11 Accelerated or Continued Vesting in Certain Circumstances.

3.11.1 Defined Terms. As used in Section 3.6(b) this Section 3.11, the definitions of the terms “Cause”, “Change of Control”, “Disability” and “Good Reason” set forth in Appendix 2 hereto shall apply. As used in Appendix 2 hereto and its subparts, “Company” shall refer to, as the context requires, either (a) WTAM, the Company, WisdomTree Trust and the Subsidiaries of the Company or WTAM collectively, or (b) any one or more of such entities, and all successors and assigns of any of them.

3.11.2 Upon the Employee’s Death, Disability of the Occurrence of a Change of Control. Notwithstanding the provisions of Sections 1.1 and 3.1, in the event that, prior to the third (3rd) anniversary of the Grant Date, either (a) the Employee dies, (b) the Employee’s employment is terminated by the Company or WTAM due to the Employee’s Disability or (c) a Change of Control occurs, the “Vesting Date” shall be deemed to be the date of such event and the Company shall issue to the Employee the number of Shares equal to the product of (i) the Target Number multiplied by (ii) the Payout Ratio. If such product is not a whole number, the Company shall round down to the nearest whole number of Shares.

3.11.3 Upon the Employee’s Involuntary Termination. Notwithstanding the provisions of Sections 1.1 and 3.1, in the event that, prior to the third (3rd) anniversary of the Grant Date, either (a) WTAM terminates the Employee’s employment other than due to the Employee’s death, Disability or for Cause or (b) the Employee resigns the Employee’s employment with WTAM for Good Reason (the date of any such event, the “Involuntary Termination Date”), the “Vesting Date” shall be deemed to be the Involuntary Termination Date and the Company shall issue to the Employee the number of Shares equal to the product of (i) the Adjusted Target Number (as defined below) multiplied by (ii) the Payout Ratio. If such product is not a whole number, the Company shall round down to the nearest whole number of Shares. The “Adjusted Target Number” shall mean:

(A)	one-third (1/3) of the Target Number, if the Involuntary Termination Date occurs prior to the first (1st) anniversary of the Grant Date;

(B)

two-thirds (2/3) of the Target Number, if the Involuntary Termination Date occurs on or after the first (1st) anniversary of the Grant Date but prior to the second (2nd) anniversary of the Grant Date; and

(C)	the Target Number, if the Involuntary Termination Date occurs on or after the second (2nd) anniversary of the Grant Date but prior to the third (3rd) anniversary of the Grant Date.

In addition, notwithstanding anything to the contrary in Section 3.8, if the Involuntary Termination Date occurs prior to the second (2nd) anniversary of the Grant Date, any unvested PRSUs shall not terminate or be forfeited as of such date but shall instead remain outstanding until the date that is twelve (12) months thereafter and if a Change of Control occurs within twelve (12) months of the Involuntary Termination Date, another “Vesting Date” shall be deemed to occur on the date of the Change of Control, and the Company shall issue to the Employee the number of Shares equal to the product of (x) the Supplemental Adjusted Target Number (as defined below) multiplied by (y) the Payout Ratio. If such product is not a whole number, the Company shall round down to the nearest whole number of Shares. The “Supplemental Adjusted Target Number” shall mean: (I) two-thirds (2/3) of the Target Number, if the Involuntary Termination Date occurs prior to the first (1st) anniversary of the Grant Date and (II) one-third (1/3) of the Target Number, if the Involuntary Termination Date occurs on or after the first (1st) anniversary of the Grant Date but prior to the second (2nd) anniversary of the Grant Date. Any unvested PRSUs as of the earlier of the date of a Change of Control and the date that is twelve (12) months following the Involuntary Termination Date shall automatically and without notice terminate and be forfeited and neither the Employee, nor any of the Employee’s successors, assigns or personal representatives will thereafter have any rights or interests with respect to such PRSUs or any Shares underlying the PRSUs, and the Company shall not have any further obligations to the Employee under this Agreement.

3.11.4 Upon the Employee’s Normal Retirement. Notwithstanding the provisions of Sections 1.1 and 3.1, in the event of the Employee’s Normal Retirement (as defined below) prior to the Vesting Date, all the PRSUs that are subject to forfeiture at the time of Normal Retirement that would have otherwise vested had the Employee remained employed through the Vesting Date shall vest on the Vesting Date in accordance with Section 3.2, provided that the Employee complies with the conditions of Normal Retirement through the Vesting Date. For purposes of this Agreement, the term “Normal Retirement” means retirement from active employment on or after reaching age 62 and having been employed by WTAM for at least seven (7) years as of the retirement date, provided that, following such retirement, the Employee no longer works in the asset management or financial services industries other than serving as a non-employee director. The Committee (or the Board in the absence of a decision by the Committee or in over-riding the decision of the Committee) shall have the sole and absolute discretion to determine whether a Normal Retirement has occurred and whether the Employee has complied with the conditions of Normal Retirement through the Vesting Date.

4. Withholding Tax. Not later than the date as of which an amount first becomes includible in the gross income of the Employee for Federal income tax purposes with respect to the PRSUs, the Employee shall pay to WTAM, or make arrangements satisfactory to WTAM regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. Notwithstanding anything in this Agreement to the contrary, the obligations of the Company under the Plan and pursuant to this Agreement shall be conditional upon such payment or arrangements with WTAM and WTAM shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Employee from WTAM. Unless otherwise determined by the Committee (or the Board in the absence of a decision by the Committee or in over-riding the decision of the Committee), WTAM’s minimum required tax withholding obligation (or, if permitted by WTAM, such higher tax withholding as will not result in liability classification of this PRSU Award under ASC 718 or a successor provision and is permitted under applicable IRS withholding rules) shall be satisfied, in whole or in part, by the Company withholding from the Shares to be issued upon vesting of this PRSU Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

5. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the PRSU Award are exempt from, or comply with, the requirements of Section 409A of the Code.

6. Employee Representations. The Employee hereby represents and warrants to the Company that:

(a) the Employee has received a copy of the Plan and the prospectus filed pursuant to Rule 424 under the Securities Act of 1933, as amended, as in effect as of the date of this Agreement;

(b) the Employee has received a copy of all reports and documents required to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, within the last twenty-four (24) months and all reports issued by the Company to its stockholders;

(c) the Employee understands that the Employee must bear the economic risk of the investment in the Shares, when issued; and

(d) the Employee had such an opportunity as the Employee deemed adequate to obtain from the Company such information as is necessary to permit the Employee to evaluate the merits and risks of the Employee’s investment in the Company and has had the opportunity to consult with Employee’s own advisers with respect to the investment in the Company.

7. Miscellaneous.

7.1 Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be either (a) delivered personally or by private courier (e.g., Federal Express), (b) sent by registered or certified mail, return receipt requested, postage prepaid, or (c) sent by facsimile or other electronic communication (via e-mail or through an electronic platform approved by the Company), with confirmation of transmission thereof, and shall be deemed duly given hereunder when delivered in person or by private courier, on the third business day following deposit in the United States mail as set forth in subsection (b) above, or, if sent by facsimile or other electronic communication, on the date sent by such transmission during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications shall be sent to the respective parties at the following addresses: (i) if to the Company and WTAM, at their principal executive offices, attention: Legal Department, fax: (917) 267-3851, e-mail: legalnotice@wisdomtree.com; and (ii) if to the Employee, at the Employee’s last known residence address or e-mail address as indicated in the employment records of the Company or WTAM, as the case may be. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

7.2 Plan Paramount; Conflicts with Plan. Notwithstanding anything herein to the contrary, this Agreement shall, in all respects, be subject to and governed by the terms and conditions of the Plan, whether or not stated herein, including the powers of the Administrator set forth in Section 2(b) of the Plan. In the event of a conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall in all respects be controlling.

7.3 Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion, in accordance with the terms of the Plan. The grant of the PRSU Award in this Agreement and, upon vesting, the issuance of the underlying Shares, does not create any contractual right or other right to receive any restricted stock unit or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Employee’s employment with the Company.

7.4 Amendments; Waiver. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity. All rights and remedies, whether conferred by this Agreement, by any other instrument or by law, shall be cumulative, and may be exercised singularly or concurrently.

7.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior undertakings and agreements, oral or written, with respect to the subject matter hereof. This Agreement may not be contradicted by evidence of any prior or contemporaneous agreement. To the extent that the policies and procedures of WTAM or the Company apply to the Employee and are inconsistent with the terms of this Agreement, the provisions of the Agreement shall control.

7.6 Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, assigns and representatives.

7.7 Severability; Enforcement. If any provision of this Agreement is held invalid, illegal or unenforceable in any respect (an “Impaired Provision”), (a) such Impaired Provision shall be interpreted in such a manner as to preserve, to the maximum extent possible, the intent of the parties, (b) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and (c) such decision shall not affect the validity, legality or enforceability of such Impaired Provision under other circumstances. The parties agree to negotiate in good faith and agree upon a provision to substitute for the Impaired Provision in the circumstances in which the Impaired Provision is invalid, illegal or unenforceable.

7.8 Rights of Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.9 Headings. The Section headings used herein are for convenience only and do not define, limit or construe the content of such sections. All references in this Agreement to Section numbers refer to Sections of this Agreement, unless otherwise indicated.

7.10 Agreement to Arbitrate. The Employee, the Company and WTAM recognize that differences may arise between them during or following the Employee’s employment by WTAM, and that those differences may or may not be related to the grant of the PRSU Award, settlement and issuance of the Shares or to the Employee’s employment. The Employee understands and agrees that by entering into this Agreement, the Employee anticipates the benefits of a speedy, impartial dispute-resolution procedure of any such differences. The Employee, the Company and WTAM agree that disputes between the Employee, the Company and WTAM will be resolved by arbitration as provided by the arbitration provisions set forth in Appendix 3 hereto. As used in Appendix 3 hereto and its subparts, “Company” shall refer to the Company and to each of its Subsidiaries (including WTAM) and all successors and assigns of either of them.

7.11 Governing Law; Jurisdiction. The Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to that body of law concerning choice of law or conflicts of law, except that the General Corporation Law of the State of Delaware (“GCL”) shall apply to all matters governed by the GCL, including without limitation matters concerning the validity of grants of performance-based restricted stock units and actions of the Board or the Committee. The Company and the Employee agree that, subject to the agreement to arbitrate disputes set forth in Section 7.10, the sole and exclusive judicial venues for any dispute, difference, cause of action or legal action of any kind that any party, or any officer, director, employee, agent or permitted successor or assign of any party may bring against any other party or any subsidiary of a party, or against any officer, director, employee, agent or permitted successor or assign of any of the foregoing, relating in any manner whatsoever to the Employee’s employment by the Company or any Subsidiary of the Company (including WTAM), as the case may be, or to the termination thereof, including without limitation all disputes arising under this Agreement (a “Proceeding”), shall be (a) the United States District Court for the Southern District of New York, if such court has statutory jurisdiction over the Proceeding and (b) the Supreme Court of the State of New York in the County of New York (collectively, the “New York Courts”). Each of the parties hereby expressly (i) consents to the personal jurisdiction of each of the New York Courts with respect to any Proceeding; (ii) agrees that service of process in any Proceeding may be effected upon such party in the manner set forth in Section 7.1 (other than by electronic communication), as well as in any other manner prescribed by law; and (iii) waives any objection, whether on the grounds of venue, residence or domicile or on the ground that the Proceeding has been brought in an inconvenient forum, to any Proceeding brought in either of the New York Courts. Notwithstanding the foregoing, nothing in this paragraph alters the parties’ agreement to arbitrate disputes as set forth in Section 7.10.

7.12    Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants to the Employee, the Company, its Subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional information about the Employee, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Employee (a) understands and authorizes the Company to collect, use, process, register and transfer to the Relevant Companies all Relevant Information (including in electronic form); (b) authorizes the Relevant Companies to store and transmit such information in electronic form; and (c) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Employee shall have access to, and the right to update and/or change, the Relevant Information by contacting WTAM’s Director of Human Resources. Relevant Information will only be used and disclosed as permitted or required by applicable law.

7.13    Counterparts; Electronic Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature. The Company may, in its sole discretion, decide to deliver any documents related to the PRSU Award or future Awards made under the Plan by electronic means or request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

[Balance of page left blank intentionally. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have signed this PRSU Award Agreement effective as of the Grant Date indicated below.

WISDOMTREE INVESTMENTS, INC.

By:
Jonathan L. Steinberg, Chief Executive Officer

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

Schedule A

Name of Employee: <first_name> <middle_name> <last_name>

Grant Date: <award_date>

Target Number of PRSUs: <shares_awarded>, subject to adjustment as set forth in Section 3.7

Vesting Date: The Vesting Date is the third (3rd) anniversary of the Grant Date, subject to adjustment as set forth in Section 3.11

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

Confirmation

WisdomTree Asset Management, Inc. hereby executes this Agreement solely to confirm its agreement to be bound by the term and provisions of Sections 7.10 and 7.11 hereof.

WISDOMTREE ASSET MANAGEMENT, INC.

By:
Jonathan L. Steinberg, Chief Executive Officer

Acceptance

The Employee hereby acknowledges: I have received a copy of this Agreement; I have had the opportunity to consult legal counsel in regard to this Agreement, and have availed myself of that opportunity to the extent I wish to do so (I understand the Company’s attorneys represent the Company and not myself, and I have not relied on any advice from the Company’s attorneys); I have read and understand this agreement; I AM FULLY AWARE OF THE LEGAL EFFECT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE EFFECT OF SECTION 7.10 CONCERNING ARBITRATION; I acknowledge that there may be adverse tax consequences upon the grant or vesting of the PRSUs, Shares or disposition thereof and that I have been advised to consult a tax advisor prior to such grant, vesting or disposition; and I have entered into this Agreement freely and voluntarily and based on my own judgment and not on any representations and promises other than those contained in this Agreement. The Employee accepts this PRSU Award and underlying Shares subject to all the terms and conditions of this Agreement.

Appendix 1

Peer Group

[to be list of Peer Group members as approved by

the Board or Committee on the Grant Date]

Appendix 2

Certain Definitions

(a) “Cause” shall mean any one or more of the following acts or omissions by the Employee:

(i) the willful and continued failure to (A) materially perform the Employee’s duties and obligations under the Employee’s employment agreement or employment offer letter with WTAM (the “Employment Agreement”) or (B) to carry out specific legal and lawful directions of a senior officer or the Board (in each case other than by reason of Disability);

(ii) the material breach of any provision of the Employment Agreement (including a breach of the representations and warranties made by the Employee in the Employment Agreement relating to any restriction on the Employee’s employment by WTAM);

(iii) the material failure to comply with the written policies or rules of the Company;

(iv) the commission of an act or failure to act that involves willful misconduct, bad faith or gross negligence;

(v) the commission of any act of fraud, misappropriation, embezzlement or similar willful and malicious conduct against the Company; or

(vi) the conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof.

Notwithstanding the foregoing, cause shall not be deemed to exist for a reason specified in clauses (i)(A) or (ii) above unless the Employee has been given written notice setting forth in reasonable detail the act, omission or failure of, or breach by, the Employee and a period of at least ten (10) days after such notice to cure all of such acts, omissions, failures or breaches, and such shall not have been cured within such ten (10)-day period; provided, further, that WTAM shall not be required to give notice and an opportunity to cure for a reason specified in clauses (i)(A) or (ii) if the Employee has committed the same or substantially similar acts, omissions, failures or breaches and WTAM previously has given the Employee notice of and an opportunity to cure the same.

(b) “Change of Control” shall mean (i) the acquisition by any “person” (as defined in Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) of more than 50% of the combined voting power of the then outstanding voting securities of the Company; (ii) the sale by the Company of all, or substantially all, of the assets of the Company to one or more purchasers, in one or a series of related transactions, where the transaction or transactions require approval pursuant to Delaware law by the stockholders of the Company; or (iii) any occurrence of a Sale Event within the meaning of the Plan.

(c) “Disability” shall mean the earlier to occur of either of the following events:

(i) the Employee, because of physical or mental disability or incapacity, is unable to perform the Employee’s obligations to, or duties for, the Company pursuant to the Employment Agreement on a full-time basis for ninety (90) consecutive days or a period in excess of one hundred fifty (150) days out of any period of three hundred sixty (360) consecutive days; or

(ii) the determination by a physician selected by WTAM, duly licensed in New York with a medical specialty appropriate for such determination (which determination shall be binding and conclusive for the purposes hereof), that the Employee is either physically or mentally, permanently disabled or incapacitated or otherwise so disabled or incapacitated that the Employee will be unable to perform the Employee’s obligations to, or duties for, the Company pursuant to the Employment Agreement for ninety (90) consecutive days or a period in excess of one hundred fifty (150) days out of any period of three hundred sixty (360) consecutive days. The Employee’s failure to submit to an examination of a physician as requested by WTAM hereunder automatically result in a determination of Disability hereunder.

(d) “Good Reason” shall mean that the Employee has complied with the “Good Reason Process” (as defined below) following the occurrence of any of the following events: (i) a material diminution in the Employee’s responsibilities, authority or duties (except in connection with a reasonable diminution in connection with Disability); (ii) a material diminution in the Employee’s base salary (or “Base Salary” if defined in the Employment Agreement) except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location of the principal place to which the Employee provide services to the Company, not including work-related travel or short-term assignments; or (iv) the material breach of the Employment Agreement by the Company. As used herein, “Good Reason Process” shall mean that (i) the Employee reasonably determines in good faith that a “good reason” condition has occurred; (ii) the Employee notifies the Company in writing of the first occurrence of the good reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Employee cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the good reason condition continues to exist; and (v) the Employee terminates the Employee’s employment within sixty (60) days after the end of the Cure Period. If the Company cures the good reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Appendix 3

Arbitration Provisions

(a) Arbitrable Claims.

(i) ALL DISPUTES BETWEEN THE EMPLOYEE (AND THE EMPLOYEE’S SUCCESSORS AND ASSIGNS) AND THE COMPANY (AND ITS DIRECTORS, OFFICERS, AGENTS AND SUCCESSORS AND ASSIGNS) RELATING IN ANY MANNER WHATSOEVER TO THE EMPLOYEE’S EMPLOYMENT BY WTAM OR TO THE TERMINATION THEREOF, INCLUDING WITHOUT LIMITATION ALL DISPUTES ARISING UNDER THIS AGREEMENT (COLLECTIVELY, “ARBITRABLE CLAIMS”), SHALL BE RESOLVED EXCLUSIVELY BY BINDING ARBITRATION. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation (including but not limited to claims alleging unlawful harassment or discrimination in violation of Title VII and/or Title IX of the U.S. Code, of the Age Discrimination in Employment Act, of the Americans with Disabilities Act, of state statute, or otherwise), excepting only claims under applicable workers’ compensation law and unemployment insurance claims. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Except as provided in clause (a)(ii) of this Appendix 3, the Arbitrator (as defined below) shall decide whether a claim is an Arbitrable Claim. THE COMPANY AND THE EMPLOYEE HEREBY WAIVE ANY RIGHTS THAT THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

(ii) Notwithstanding anything herein to the contrary, the Company may enforce in court, without prior resort to arbitration, any claim concerning actual or threatened unfair competition and/or the actual or threatened use and/or unauthorized disclosure of confidential or proprietary information of the Company and/or any restrictive covenant contained in the then effective employment agreement between WTAM and the Employee (such matters, “Restrictive Covenants”). Such court shall determine whether a claim concerns Restrictive Covenants.

(iii) Notwithstanding anything herein to the contrary, the Employee may enforce in court, without prior resort to arbitration, any claim seeking indemnification pursuant to the terms of the Indemnification Agreement between the Company and the Employee (such agreement, the “Indemnification Agreement”).

(b) Arbitration Procedure.

(i) American Arbitration Association Rules; Initiation of Arbitration; Location of Arbitration. Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA Rules”), except as provided otherwise in the Agreement or this Appendix 3. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted, the facts upon which the claim(s) are based, and the remedy sought. This notice shall be provided to the other party within six (6) months of the acts or omissions complained of. Any claim not initiated within this limitations period shall be null and void, and the Company and the Employee waive all rights under statutes of limitation of different duration. The arbitration shall take place in New York, New York.

(ii) Selection of Arbitrator. All disputes involving Arbitrable Claims shall be decided by a single arbitrator (the “Arbitrator”), who shall be selected as follows. The American Arbitration Association (“AAA”) shall give each party a list of eleven (11) arbitrators drawn from its panel of employment arbitrators (the “Name List”). Each party may strike up to six (6) names on the Name List it deems unacceptable, and shall notify the other party of the names it has stricken, within fourteen (14) calendar days of the date the AAA gave notice of the Name List. If only one common name on the Name List remains unstricken by the parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the Name List unstricken by parties, the Employee shall strike one of the remaining names and notify the Company, within seven (7) calendar days of notification of the list of unstricken names. If, after the Employee strikes a name as set forth in the preceding sentence, there are still two or more unstricken names, the Company and the Employee shall alternately strike names (with the Company having the next strike) and notify the other party of the stricken name within seven (7) calendar days, until only one remains. If no common name on the initial Name List remains unstricken by the parties, the AAA shall furnish an additional list or lists, and the parties shall proceed as set forth above, until an Arbitrator is selected.

(iii) Conduct of the Arbitration.

(1) Discovery. To help prepare for the arbitration, the Employee and the Company shall be entitled, at their own expense, to learn about the facts of a claim before the arbitration begins. Each party shall have the right to take the deposition of one (1) individual and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party. Additional discovery may be had only where the Arbitrator so orders, upon a showing of substantial need. At least thirty (30) days before the arbitration, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the arbitration.

(2) Authority. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator shall have the authority to award equitable relief, damages, costs and fees as provided by the law for the particular claim(s) asserted. The Arbitrator shall not have the power to award remedies or relief that a New York Court could not have awarded. The Federal Rules of Evidence shall apply. The burden of proof shall be allocated as provided by applicable law. Except as provided in clause (a)(ii) of this Appendix 3, the Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of the Agreement (including this Appendix 3), including but not limited to any claim that all or any part of any of the Agreement (including this Appendix 3) is void or voidable and any assertion that a dispute between the Employee and the Company is not an Arbitrable Claim. The arbitration shall be final and binding upon the parties.

(3) Costs. Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings. If the Arbitrator orders a stenographic record, the parties shall split the cost. Except as otherwise provided in clause (b)(iii)(6) of this Appendix 3, the Employee and the Company shall equally share the fees and costs of the arbitration and the Arbitrator, and the reference to “the fees and costs of the arbitration and the Arbitrator” in the preceding sentence is not intended to include the fees and expense of either party’s legal counsel or other advisors, but only the fees and costs imposed on the parties by the AAA in connection with an arbitration conducted under the auspices of the AAA.

(4) Confidentiality. All proceedings and documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceeding, their counsel, witnesses and experts, the Arbitrator, and, if involved, the court and court staff. All documents filed with the Arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subparagraph concerning confidentiality.

(5) Enforceability. Either party may bring an action in any court of competent jurisdiction to compel arbitration under the Agreement and to enforce an arbitration award. Except as provided above, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of Section 7.10 and this Appendix 3.

(6) Limited Right to Attorney’s Fees and Expenses. The Employee and the Company shall be entitled to an award in their favor by the Arbitrator that includes reimbursement for (i) their costs associated with the fees and costs of the arbitration and the Arbitrator within the meaning set forth in clause (b)(iii)(3) of this Appendix 3 and (ii) their reasonable attorney’s fees and expenses in the following circumstances: (x) to the Employee, in connection with enforcing the Employee’s claim for indemnification under the Indemnification Agreement, (y) to the Employee, if the Employee is the substantially prevailing party, in connection with enforcing the Employee’s rights under Section 3.11 of the Agreement, and (z) to the substantially prevailing party from the non-prevailing party, in connection with enforcing Restrictive Covenants.